Exhibit 99.1

April 25, 2013
Dow Reports First Quarter Results
Earnings Per Share Grows 31 Percent Year-Over-Year, or 13 Percent on an Adjusted Basis;
Operating Discipline Drives Pricing Gains, Margin Expansion and EBITDA Growth;
Agricultural Sciences Achieves New Quarterly Sales and EBITDA Records;
Company Delivers Volume Gains in Emerging Markets

First Quarter 2013 Highlights

•
The Company reported earnings of $0.46 per share, or adjusted earnings of $0.69 per share(1). This compares with earnings of $0.35 per share in the year-ago period, or adjusted earnings of $0.61 per share.

•	Sales were $14.4 billion, down 2 percent versus the same quarter last year, but were flat excluding the impact of the Company's Feedstocks and Energy operating segment.

•	Agricultural Sciences sales rose 14 percent, surpassing $2 billion, due to accelerated new product sales. Electronic and Functional Materials sales also grew (up 2 percent).

•
Volume declined 3 percent, or was flat excluding Feedstocks and Energy. Volume grew in emerging geographies (up 2 percent), led by Latin America (up 6 percent). Volume remained flat in North America, and declined in Western Europe (down 12 percent).

•	Strong pricing actions in the quarter delivered local price increases in most operating segments and geographic areas, resulting in a 1 percent increase in price.

•	Purchased raw material costs, including hydrocarbons and energy, declined nearly $300 million.

•
EBITDA(2) was $2.2 billion, versus $1.7 billion in the year-ago period. Adjusted EBITDA(3) was $2.3 billion, up nearly 10 percent versus the prior year. EBITDA rose in most operating segments, led by increases in Performance Plastics.

•	Equity earnings were $230 million, versus $169 million in the same quarter last year, primarily reflecting gains in the Company's cost-advantaged joint ventures in Kuwait.

•	Cash flow from operations increased nearly $500 million versus the year-ago period.

•
Dow continued to drive deleveraging actions, reducing gross debt by $901 million in the quarter. In addition, interest expense declined $33 million versus the year-ago period due to ongoing debt reduction.

(1)
“Adjusted earnings per share” is defined as earnings per share excluding the impact of “Certain Items.” See Supplemental Information at the end of the release for a description of these items, as well as a reconciliation of adjusted earnings per share to “Earnings per common share - diluted.”

(2)
“EBITDA” is defined as earnings (i.e., “Net Income”) before interest, income taxes, depreciation and amortization. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided following the Operating Segments table.

(3)	“Adjusted EBITDA” is defined as EBITDA excluding the impact of Certain Items.

Comment
Andrew N. Liveris, Dow's chairman and chief executive officer, stated:
“Our performance this quarter demonstrates our team's continuing determination to deliver earnings growth, despite ongoing uncertainties in the global economy. We are aggressively managing our businesses and driving near-term execution measures - demonstrated by this quarter's marked improvement in both margins and profitability. We continue to deliver on our plan by implementing cost and cash flow actions, paying down debt, improving return on capital and taking firm decisions on our portfolio, as evidenced by our recently announced target of $1.5 billion in proceeds from divestitures in the near term. Collectively, our proactive, execution-focused actions position Dow well to navigate ongoing challenging market conditions and deliver value to our shareholders. We expect the results of these actions to accelerate throughout the year.”

	Three Months Ended
In millions, except per share amounts	Mar 31, 2013	Mar 31, 2012
Net Sales	$14,383	$14,719

Net Income Available for Common Stockholders	$550	$412
Net Income Available for Common Stockholders, excluding Certain Items	$819	$714

Earnings per Common Share - diluted	$0.46	$0.35
Adjusted Earnings per Share	$0.69	$0.61

Review of First Quarter Results
The Dow Chemical Company (NYSE: DOW) reported sales of $14.4 billion in the first quarter of 2013, down 2 percent versus the year-ago period. Sales were flat excluding the impact of the Company's Feedstocks and Energy operating segment.
Volume declined 3 percent, or was flat excluding Feedstocks and Energy. Volume rose in emerging geographies (up 2 percent), with increases led by Latin America (up 6 percent). Volume remained flat in North America, and declined in Western Europe (down 12 percent).
The Company delivered local price increases in most operating segments and geographic areas on account of strong pricing actions in the quarter, which resulted in a 1 percent overall increase in price.
Purchased raw material costs, including hydrocarbons and energy, declined nearly $300 million.
Dow reported EBITDA of $2.2 billion, versus $1.7 billion in the year-ago period. Adjusted EBITDA was $2.3 billion, up nearly 10 percent versus the prior year. EBITDA increased in most operating segments, led by Performance Plastics. Adjusted EBITDA margin(4) expanded 170 basis points, reflecting ongoing price and volume management.
Earnings for the quarter were $0.46 per share, or adjusted earnings of $0.69 per share. This compares with earnings of $0.35 per share in the same quarter last year, or adjusted earnings of $0.61 per share.

(4) "Adjusted EBITDA margin" is defined as EBITDA excluding the impact of Certain Items as a percentage of reported sales.

Certain Items in the current quarter consisted of non-cash charges reflecting the adjustment of uncertain tax positions, a charge related to the early extinguishment of debt and a charge for implementation costs related to the Company's restructuring programs. (See Supplemental Information at the end of the release for a description of Certain Items affecting results.)
Dow's global operating rate was 82 percent, up 4 percentage points sequentially and down 1 percentage point versus the year-ago period.
Cash flow from operations increased nearly $500 million versus the year-ago period.
Research and Development (R&D) expenses were up 7 percent versus the same period last year, reflecting continued investments in Dow's technology-driven segments, particularly Agricultural Sciences.
Selling, General and Administrative (SG&A) expenses rose 9 percent versus the year-ago period, led by increased investments in Agricultural Sciences.
Equity earnings were $230 million, versus $169 million in the same quarter last year, primarily reflecting gains in the Company's cost-advantaged joint ventures in Kuwait.
Dow continued to drive deleveraging actions, reducing gross debt by $901 million in the quarter. In addition, interest expense declined $33 million versus the year-ago period due to ongoing debt reduction.
“Our performance this quarter demonstrates our team's continuing determination to deliver earnings growth, despite ongoing uncertainties in the global economy,” said Andrew N. Liveris, Dow's chairman and chief executive officer. “We are aggressively managing our businesses and driving near-term execution measures - demonstrated by this quarter's marked improvement in both margins and profitability. We continue to deliver on our plan by implementing cost and cash flow actions, paying down debt, improving return on capital and taking firm decisions on our portfolio, as evidenced by our recently announced target of $1.5 billion in proceeds from divestitures in the near term. Collectively, our proactive, execution-focused actions position Dow well to navigate ongoing challenging market conditions and deliver value to our shareholders. We expect the results of these actions to accelerate throughout the year.”

Electronic and Functional Materials
Sales in Electronic and Functional Materials were $1.1 billion, up 2 percent from the same quarter last year, as volume growth of 3 percent was slightly offset by a 1 percent decline in price. Revenue declined slightly in Dow Electronic Materials, as volume increases were offset by price declines due in part to currency. Semiconductor Technologies showed volume growth due to strength in memory manufacturing.
Functional Materials revenue grew due to increased volumes in all businesses and many key market sectors, with improvements in the pharmaceutical sector, coupled with continued resiliency in food and energy sectors.
Equity earnings for the segment were $17 million, down from $19 million in the year-ago period. EBITDA for the segment was $273 million. This compares with EBITDA of $243 million or adjusted EBITDA of $260 million in the same quarter last year.

Coatings and Infrastructure Solutions
Coatings and Infrastructure Solutions reported sales of $1.7 billion, down 2 percent from the prior year. Price held flat, while volume was down 2 percent. Volume declines were primarily driven by Dow Building and

Construction, due to difficult business conditions in Europe and the Company's restructuring actions in that region. Volume declines were also impacted by slower non-residential construction demand in North America.
Dow Coating Materials sales were flat, with volume growth in North America and Asia Pacific offset primarily by declines in Europe.
Dow Water and Process Solutions recorded sales growth due to improving demand from stronger market conditions, which were slightly offset by price declines due to the unfavorable impact of currency.
Equity earnings were $26 million, compared with $22 million in the same quarter last year. EBITDA for the segment was $186 million, down from EBITDA of $204 million, or adjusted EBITDA of $245 million in the year-ago period.

Agricultural Sciences
Agricultural Sciences reported record first quarter sales of $2.1 billion, up 14 percent versus the year-ago period. Volume increased 11 percent and price rose 3 percent. New sales records were posted in Crop Protection and Seeds, Traits and Oils.
First quarter sales of Crop Protection rose 7 percent, driven by gains in North America and Latin America. Sales of new crop protection products grew significantly for the quarter, with growth led by pyroxsulam herbicide.
Seeds, Traits and Oils achieved a 37 percent sales gain in the quarter versus the year-ago period, driven by strong farmer demand for SmartStax® products across North and Latin America.
EBITDA for the segment was a new first quarter record of $484 million, up 7 percent from $451 million in the year-ago period.

Performance Materials
Sales in Performance Materials were $3.3 billion, down 4 percent versus the year-ago period. Volume declined 5 percent, while price rose 1 percent compared with the same period last year. Momentum in the quarter drove price improvements over the comparable period, with volumes down on softer demand.
Notable price improvements were achieved in Polyurethanes, Formulated Systems and Oxygenated Solvents. Lower volumes were reported in Epoxy and Polyurethanes, as these businesses aggressively pursued price to improve underlying profitability.
Equity losses for the quarter were $23 million versus losses of $17 million in the same quarter last year. The segment reported EBITDA of $440 million. This compares with EBITDA of $332 million, or $518 million on an adjusted basis during the year-ago period.

Performance Plastics
Sales in Performance Plastics were $3.5 billion, down 3 percent compared with the same quarter last year. Volume declined 3 percent and price was flat. Volumes were lower on weak market demand primarily in Europe, coupled with the previously announced shutdown of a high-density polyethylene facility in Tessenderlo, Belgium.

®SmartStax multi-event technology developed by Dow AgroSciences LLC and Monsanto. SmartStax is a trademark of Monsanto Technology LLC.

Dow Packaging and Specialty Plastics reported improved volumes in North America and Latin America, where the Company also benefited from strong ongoing feedstock fundamentals. These volume increases were offset by lower volumes in Europe and Asia Pacific.

Dow Elastomers achieved a record volume quarter due to stable automotive builds in North America and improvements in adhesive markets. Sales were down on price declines from year-ago levels. Dow Electrical and Telecommunications sales were down on lower sales in Asia Pacific, but margins expanded on lower feedstock costs and effective execution of pricing initiatives.
Equity earnings for the segment were $57 million, up from $34 million in the year-ago period. EBITDA for the segment was $952 million, up 33 percent from $718 million in the same period last year.

Feedstocks and Energy
Sales in Feedstocks and Energy were $2.6 billion, down 13 percent versus the same period last year. Price rose 1 percent, while volume declined 14 percent, due primarily to slower market demand in Europe, resulting in reduced operating rates. The ramp down of supply agreements related to the divestiture of Dow's polypropylene business was also a key driver of volume declines during the quarter.
Equity earnings were $159 million, up from $125 million in the same quarter last year. EBITDA for the segment was $240 million, an increase from $198 million in the year-ago period.

Outlook
Commenting on the Company's outlook, Liveris said:
“Dow's focus remains unrelenting in implementing the specific plans we have in place to accelerate near-term value creation: organically growing attractive, high-growth businesses, improving businesses where the return on capital is not meeting our expectations, and leveraging the strength of our advantaged feedstock position and flexibility. Importantly, we continue to review our entire portfolio to identify other divestitures or strategic actions we can take to ensure we optimize value for shareholders.
“We have previously stated that our business plans did not call for material macroeconomic improvements in 2013 versus 2012. Given persistent volatility and uncertainty, this remains the right mindset for operating the Company.
“Moving through 2013, we are singularly focused on driving aggressive measures, quarter-by-quarter, and we remain confident our actions will deliver on our plan for the year.”

Dow will host a live Webcast of its first quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 9:00 a.m. ET on www.dow.com.

About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company connects chemistry and innovation with the principles of sustainability to help address many of the world's most challenging problems such as the need for clean water, renewable energy generation and conservation, and increasing agricultural productivity. Dow's diversified industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2012,

Dow had annual sales of approximately $57 billion and employed approximately 54,000 people worldwide. The Company's more than 5,000 products are manufactured at 188 sites in 36 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP financial measures: Dow's management believes that measures of income adjusted to exclude certain items (“non-GAAP” financial measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such financial measures are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP financial measures of performance. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the Supplemental Information tables.
Note: The forward‑looking statements contained in this document involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company's expectations will be realized. The Company assumes no obligation to provide revisions to any forward‑looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended
In millions, except per share amounts (Unaudited)	Mar 31, 2013	Mar 31, 2012
Net Sales	$14,383	$14,719
Cost of sales	11,707	12,285
Research and development expenses	435	405
Selling, general and administrative expenses	772	707
Amortization of intangibles	115	122
Restructuring charges (Note B)	—	357
Equity in earnings of nonconsolidated affiliates	230	169
Sundry income (expense) - net (Note C)	(32)	17
Interest income	8	6
Interest expense and amortization of debt discount	296	329
Income Before Income Taxes	1,264	706
Provision for income taxes (Note D)	604	186
Net Income	660	520
Net income attributable to noncontrolling interests	25	23
Net Income Attributable to The Dow Chemical Company	635	497
Preferred stock dividends	85	85
Net Income Available for The Dow Chemical Company Common Stockholders	$550	$412

Per Common Share Data:
Earnings per common share - basic	$0.46	$0.35
Earnings per common share - diluted	$0.46	$0.35

Common stock dividends declared per share of common stock	$0.32	$0.25
Weighted-average common shares outstanding - basic	1,181.1	1,160.9
Weighted-average common shares outstanding - diluted	1,187.6	1,168.7

Depreciation	$505	$510
Capital Expenditures	$346	$402
Notes to the Consolidated Financial Statements:

Note A: The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: On March 27, 2012, the Company's Board of Directors approved a restructuring plan as part of a series of actions to optimize its portfolio, respond to changing and volatile economic conditions, particularly in Western Europe, and to advance the Company's Efficiency for Growth program. The restructuring plan included the shutdown of a number of manufacturing facilities and a workforce reduction. As a result of these activities, the Company recorded pretax restructuring charges of $357 million in the first quarter of 2012 that included asset write-downs and write-offs, severance and costs associated with exit and disposal activities.

Note C: In the first quarter of 2013, the Company recognized a pretax loss of $60 million on the early extinguishment of debt; a pretax loss of $24 million was recorded in the first quarter of 2012.

Note D: During the first quarter of 2013, the Company recognized a tax charge of $223 million related to court rulings on two separate matters that resulted in the adjustment of uncertain tax positions.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	Mar 31, 2013	Dec 31, 2012
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2013: $161; 2012: $146)	$3,514	$4,318
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2013: $122; 2012: $121)	5,478	5,074
Other	4,927	4,605
Inventories	9,335	8,476
Deferred income tax assets - current	645	877
Other current assets	349	334
Total current assets	24,248	23,684
Investments
Investment in nonconsolidated affiliates	3,810	4,121
Other investments (investments carried at fair value - 2013: $2,000; 2012: $2,061)	2,503	2,565
Noncurrent receivables	345	313
Total investments	6,658	6,999
Property
Property	54,144	54,366
Less accumulated depreciation	36,876	36,846
Net property (variable interest entities restricted - 2013: $2,615; 2012: $2,554)	17,268	17,520
Other Assets
Goodwill	12,695	12,739
Other intangible assets (net of accumulated amortization - 2013: $2,886; 2012: $2,785)	4,577	4,711
Deferred income tax assets - noncurrent	3,218	3,333
Asbestos-related insurance receivables - noncurrent	153	155
Deferred charges and other assets	487	464
Total other assets	21,130	21,402
Total Assets	$69,304	$69,605
Liabilities and Equity
Current Liabilities
Notes payable	$472	$396
Long-term debt due within one year	861	672
Accounts payable:
Trade	4,938	5,010
Other	2,223	2,327
Income taxes payable	487	251
Deferred income tax liabilities - current	95	95
Dividends payable	465	86
Accrued and other current liabilities	2,899	2,656
Total current liabilities	12,440	11,493
Long-Term Debt (variable interest entities nonrecourse - 2013: $1,485; 2012: $1,406)	18,753	19,919
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	775	837
Pension and other postretirement benefits - noncurrent	11,317	11,459
Asbestos-related liabilities - noncurrent	516	530
Other noncurrent obligations	3,360	3,353
Total other noncurrent liabilities	15,968	16,179
Redeemable Noncontrolling Interest	147	147
Stockholders’ Equity
Preferred stock, series A	4,000	4,000
Common stock	3,024	3,008
Additional paid-in capital	3,387	3,281
Retained earnings	18,662	18,495
Accumulated other comprehensive loss	(7,694)	(7,516)
Unearned ESOP shares	(381)	(391)
The Dow Chemical Company’s stockholders’ equity	20,998	20,877
Noncontrolling interests	998	990
Total equity	21,996	21,867
Total Liabilities and Equity	$69,304	$69,605
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments

	Three Months Ended
In millions (Unaudited)	Mar 31, 2013	Mar 31, 2012
Sales by operating segment
Electronic and Functional Materials	$1,141	$1,121
Coatings and Infrastructure Solutions	1,667	1,703
Agricultural Sciences	2,103	1,838
Performance Materials	3,328	3,473
Performance Plastics	3,498	3,591
Feedstocks and Energy	2,556	2,935
Corporate	90	58
Total	$14,383	$14,719
EBITDA (1) by operating segment
Electronic and Functional Materials	$273	$243
Coatings and Infrastructure Solutions	186	204
Agricultural Sciences	484	451
Performance Materials	440	332
Performance Plastics	952	718
Feedstocks and Energy	240	198
Corporate	(355)	(438)
Total	$2,220	$1,708
Certain items decreasing EBITDA by operating segment (2)
Electronic and Functional Materials	$—	$(17)
Coatings and Infrastructure Solutions	—	(41)
Agricultural Sciences	—	—
Performance Materials	—	(186)
Performance Plastics	—	—
Feedstocks and Energy	—	—
Corporate	(72)	(137)
Total	$(72)	$(381)
EBITDA excluding certain items by operating segment
Electronic and Functional Materials	$273	$260
Coatings and Infrastructure Solutions	186	245
Agricultural Sciences	484	451
Performance Materials	440	518
Performance Plastics	952	718
Feedstocks and Energy	240	198
Corporate	(283)	(301)
Total	$2,292	$2,089
Continued

The Dow Chemical Company and Subsidiaries
Operating Segments (Continued)

	Three Months Ended
In millions (Unaudited)	Mar 31, 2013	Mar 31, 2012
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Electronic and Functional Materials	$17	$19
Coatings and Infrastructure Solutions	26	22
Agricultural Sciences	2	1
Performance Materials	(23)	(17)
Performance Plastics	57	34
Feedstocks and Energy	159	125
Corporate	(8)	(15)
Total	$230	$169

(1)
The Company uses EBITDA (which Dow defines as earnings (i.e., "Net Income") before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. EBITDA by operating segment includes all operating items relating to the businesses, except depreciation and amortization; items that principally apply to the Company as a whole are assigned to Corporate. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided below.

Reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders"	Three Months Ended
In millions (Unaudited)	Mar 31, 2013	Mar 31, 2012
EBITDA	$2,220	$1,708
- Depreciation and amortization	668	679
+ Interest income	8	6
- Interest expense and amortization of debt discount	296	329
Income Before Income Taxes	$1,264	$706
- Provision for income taxes	604	186
- Net income attributable to noncontrolling interests	25	23
- Preferred stock dividends	85	85
Net Income Available for The Dow Chemical Company Common Stockholders	$550	$412

(2)	See Supplemental Information for a description of certain items affecting results in 2013 and 2012.

The Dow Chemical Company and Subsidiaries
Sales by Geographic Area

	Three Months Ended
In millions (Unaudited)	Mar 31, 2013	Mar 31, 2012
North America	$5,383	$5,337
Europe, Middle East and Africa	4,915	5,367
Asia Pacific	2,368	2,420
Latin America	1,717	1,595
Total	$14,383	$14,719

Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended
	Mar 31, 2013
Percentage change from prior year	Volume	Price	Total
Electronic and Functional Materials	3%	(1)%	2%
Coatings and Infrastructure Solutions	(2)	—	(2)
Agricultural Sciences	11	3	14
Performance Materials	(5)	1	(4)
Performance Plastics	(3)	—	(3)
Feedstocks and Energy	(14)	1	(13)
Total	(3)%	1%	(2)%
North America	—%	1%	1%
Europe, Middle East and Africa	(10)	2	(8)
Asia Pacific	—	(2)	(2)
Latin America	6	2	8
Total	(3)%	1%	(2)%

Supplemental Information

Description of Certain Items Affecting Results
The following table summarizes the impact of certain items recorded in the three-month periods ended March 31, 2013 and March 31, 2012:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts (Unaudited)	Mar 31, 2013	Mar 31, 2012	Mar 31, 2013	Mar 31, 2012	Mar 31, 2013	Mar 31, 2012
Adjusted to exclude certain items (non-GAAP measures)			$819	$714	$0.69	$0.61
Certain items:
Restructuring plan implementation costs	$(12)	$—	(8)	—	(0.01)	—
Restructuring charges	—	(357)	—	(287)	—	(0.25)
Loss on early extinguishment of debt	(60)	(24)	(38)	(15)	(0.03)	(0.01)
Uncertain tax position adjustments	—	—	(223)	—	(0.19)	—
Total certain items	$(72)	$(381)	$(269)	$(302)	$(0.23)	$(0.26)
Reported (GAAP amounts)			$550	$412	$0.46	$0.35

(1)	Impact on "Income Before Income Taxes."

(2)	"Net Income Available for The Dow Chemical Company Common Stockholders."

(3)	"Earnings per common share - diluted."

Results in the first quarter of 2013 were unfavorably impacted by three items:

•
Pretax charges of $12 million for implementation costs related to the Company's restructuring programs. The charges were included in "Cost of sales" ($11 million) and "Selling, general and administrative expenses" ($1 million) in the consolidated statements of income and reflected in Corporate.

•	Pretax loss of $60 million on the early extinguishment of debt, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

•	A tax charge of $223 million related to court rulings on two separate matters that resulted in the adjustment of uncertain tax positions.

Results in the first quarter of 2012 were impacted by two items:

•
Pretax restructuring charges of $357 million. On March 27, 2012, the Company's Board of Directors approved a restructuring plan as part of a series of actions to optimize its portfolio, respond to changing and volatile economic conditions, particularly in Western Europe, and to advance the Company's Efficiency for Growth program. The restructuring plan included the shutdown of a number of manufacturing facilities and a workforce reduction. As a result of these activities, the Company recorded pretax restructuring charges of $357 million in the first quarter of 2012 consisting of costs associated with exit and disposal activities of $150 million, severance costs of $113 million and costs associated with asset write-downs and write-offs of $94 million. The impact of the charges is shown as "Restructuring charges" in the consolidated statements of income and is reflected in the Company's segment results as follows: $17 million in Electronic and Functional Materials, $41 million in Coatings and Infrastructure Solutions, $186 million in Performance Materials and $113 million in Corporate.

•	Pretax loss of $24 million on the early extinguishment of debt, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.